Exhibit 23.3

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S CONSENT

We consent to the incorporation by reference in this Registration Statement on Form S-3 of our report dated May 6, 2026, relating to the financial statements of Eos SENOLYTIX, Inc. as of December 31, 2025 and 2024, and for the year ended December 31, 2025 and for the period from October 15, 2024 (date of inception) through December 31, 2024, included in Pulmatrix, Inc.’s Form S-4, as amended, filed on July 9, 2026. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ Stephano Slack LLC

Wayne, Pennsylvania

August 7, 2026